CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 dated June 1, 2005 of our report dated March 22, 2005, relating to the financial statements and financial highlights which appear in the January 31, 2005 Annual Report to Shareholders of the Aetos Capital Multi-Strategy Arbitrage Fund, LLC, Aetos Capital Distressed Investment Strategies Fund, LLC, Aetos Capital Long/Short Strategies Fund, LLC, and Aetos Capital Market Neutral Strategies Fund, LLC, which are also incorporated by reference into the Registration Statement, and to the use of our report dated May 27, 2005, relating to the financial statements of Aetos Capital Opportunities Fund, LLC, which appears in such Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Accountants and Legal Counsel” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

November 8, 2005